EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 27, 2011

Genesis Energy, L.P. Expands its Marine Fleet by Acquiring the Black Oil Barge
Transportation Business of Florida Marine Transporters

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) announced today that it has agreed to acquire for $141 million the black oil barge transportation business of Florida Marine Transporters, Inc. and its affiliates (FMT).  That business is primarily comprised of 30 barges (7 of which will be sub-leased under similar terms of an existing FMT lease) and 14 push/tow boats which transport heavy refined petroleum products, principally serving refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western river systems of the United States, including the Red, Ouachita and Mississippi Rivers.  The barges, which have an average age of approximately three years, are double-hulled and fully compliant with the requirements of the Oil Pollution Act.  The boats are modern and efficient, 13 of which have been in service three years or less.

This acquisition complements and further integrates certain of our existing operations, including our DG Marine inland barge business (comprised of 20 barges and 10 push/tow boats), our storage and blending terminals and our crude oil pipeline systems.  All of our expanded fleet of 50 barges are capable of transporting heavy refined products, including asphalt, and, with minor modifications, half of the barges will be capable of transporting crude oil as well.  The transaction is structured to provide uninterrupted service to existing FMT black oil customers utilizing current FMT personnel.  Prospectively, this acquisition, together with our existing marine vessels and pipelines and our recently announced expansion of terminaling and storage facilities in and around Texas City, Texas, should allow us to provide incremental transportation service for Eagle Ford and other Texas production to refining markets throughout the Gulf Coast region.

“We are very pleased to have the opportunity to expand our inland marine transportation business with such quality vessels,” said Grant Sims, Genesis’ Chief Executive Officer.  “This acquisition demonstrates our strategic focus on enhancing our transportation of crude oil and heavy refined petroleum products in a way that complements the continued growth of our integrated midstream business.  At current market and utilization rates, we would estimate that these assets will generate $17 to $19 million of cash flow on an annual basis.”

The acquisition, which we currently expect to close no later than the third quarter of this year, is subject to customary closing conditions, including making regulatory filings and obtaining third party consents.  The purchase price is subject to customary adjustments.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the transaction.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516